Exhibit 21


SUBSIDIARIES OF THE CORPORATION

Subsidiaries of E'town Corporation and Elizabethtown Water
Company as of December 31, 1998 are as follows:


                                               State of
      Name                                     Incorporation

      Elizabethtown Water Company                   New Jersey
        The Mount Holly Water
           Company (subsidiariy)                    New Jersey

      E'town Properties, Inc.                       Delaware

      Edison Water Company                          New Jersey

      Liberty Water Company                         New Jersey

      Applied Water Management, Inc.                New Jersey

      Applied Wastewater Mangement, Inc.            New Jersey